EXHIBIT 99.1

SJW GROUP ANNOUNCES 2022 FIRST QUARTER FINANCIAL RESULTS, PROVIDES 2022 GUIDANCE, AND DECLARES DIVIDEND

•First quarter 2022 diluted earnings of $0.12 per share
•2022 guidance range of $2.30 to $2.40 per diluted share
•Dividend of $0.36 per share declared

SAN JOSE, CA, April 27, 2022 – SJW Group (NYSE: SJW) today reported financial results for the first quarter ended March 31, 2022. SJW Group’s net income was $3.7 million for the quarter ended March 31, 2022, compared to $2.6 million for the same period in 2021. Diluted earnings per share were $0.12 and $0.09 for the quarters ended March 31, 2022 and 2021, respectively. Diluted earnings per share in 2022 includes $0.09 per share from recurring operations and one-time items totaling $0.03 per share. Diluted earnings per share in 2021 were $0.09 per share from recurring operations.

Operating revenue was $124.3 million for the quarter ended March 31, 2022, compared to $114.8 million for the same period in 2021. The $9.5 million increase in revenue was primarily attributable to $5.2 million in cumulative water rate increases, $2.5 million in new customers, and $1.8 million in customer usage.

As discussed under Regulatory Highlights below, the company expects to receive a decision on its 2021 California General Rate Case (“GRC”) in the third quarter of 2022. Under its interim rate proceeding, the company will apply the decision retroactively to January 1, 2022.

Operating expenses for the quarter ended March 31, 2022, were $107.7 million, compared to $101.7 million for the same period in 2021. Operating expenses include water production expenses of $46.3 million in 2022 compared to $43.6 million in 2021, an increase of $2.7 million. The increase in water production expenses was primarily attributable to $4.5 million in higher average per unit costs for purchased water, groundwater extraction, energy charges and other production expenses, partially offset by $1.8 million due to an increase in surface water supply production. Depreciation and amortization increased $4.2 million due to higher depreciable utility plant, general and administrative expenses was $3.3 million higher primarily due to increases in labor and pension expense, and maintenance and taxes, other than income increased $1.2 million. In addition, in 2022 the company recorded a $5.5 million gain on the sale of nonutility properties.

The effective consolidated income tax rates for the quarters ended March 31, 2022 and 2021 were approximately 22% and (52%), respectively. The higher effective tax rate for the quarter ended March 31, 2022 was primarily due to discrete tax expense items.

Regulatory Highlights

California

San Jose Water Company’s (“SJWC”) 2021 GRC application for new rates in 2022 through 2024 is pending before the California Public Utilities Commission (“CPUC”). The application seeks an increase of nearly $88 million in the revenue requirement over the three-year period, authorization for a $435 million capital budget, and requests to recover $18.5 million from balancing and memorandum accounts. SJWC received approval for interim rates effective on January 1, 2022 which, among other provisions, allows the company to apply the final decision retroactively to January 1, 2022. SJWC and the Public Advocates Office filed a settlement agreement resolving all issues in the proceeding on January 13, 2022, which will be considered by the CPUC for adoption. The settlement provides a revenue increase of approximately $54 million over the three-year period with an increase of approximately $25 million in 2022. The settlement also recognizes the need for continued investments in the water system to deliver safe and reliable water service, providing authorization of a three-year $350 million capital budget. Additionally, it further aligns authorized and actual consumption, particularly for business customers, addresses water supply mix variability, and provides greater revenue recovery in the fixed charge. The settlement also approves the recovery of $18.2 million from balancing and memorandum accounts. New rates are anticipated in the third quarter of 2022.

The 2022-2024 cost of capital proceeding is also pending before the CPUC. The application requests increases in revenue and return on equity, an adjustment to the proposed capital structure, and a decrease in the cost of debt. The company anticipates a decision on the cost of capital proceeding in the third quarter of 2022.

SJWC’s Advanced Metering Infrastructure (“AMI”) application is pending before the CPUC. An all-party settlement agreement was submitted to the CPUC for adoption that would authorize the deployment of AMI outside of the capital budget requested in the 2021 GRC. A final decision is anticipated on the AMI proceeding in the second quarter of 2022.

Connecticut

The Connecticut Water Company filed an application with the Connecticut Public Utilities Regulatory Authority (“PURA”) on April 26, 2022, requesting recovery of approximately $10 million in completed infrastructure replacement projects. If approved by PURA as proposed, the new Water Infrastructure and Conservation Adjustment would be effective July 1, 2022, and would generate approximately $1 million in additional revenue.

Maine

Effective January 1, 2022, the Maine Public Utilities Commission (“MPUC”) approved a 3% increase in the Water Infrastructure Surcharge in The Maine Water Company’s (“MWC”) Skowhegan division. The increase provides for the recovery of $2.4 million in completed drinking water infrastructure investments.

In February 2022, MWC filed rate applications in its Camden-Rockland, Freeport, Milliocket and Oakland divisions. If approved as filed, annual revenues would increase by approximately $530,000. A decision on these rate cases is expected in the third quarter of 2022. The Biddeford-Saco and four recently filed cases combined represent about 85% of the total customers served by the company.

On April 5, 2022, the MPUC approved a settlement between MWC and the Office of Public Advocate on the company’s $60 million generational investment in a drinking water facility project to replace a 138-year-old treatment plant in its Biddeford-Saco service territory. The approved settlement agreement authorizes an increase in annual revenues of $6.3 million in the Biddeford-Saco division beginning on July 1, 2022, and sets a 9.7% return on equity to be applied across all of MWC’s divisions until amended in a future rate case.

MWC previously received approval from the MPUC for an innovative rate-smoothing mechanism that provides a more gradual ramp up to new rates required by the $60 million Biddeford-Saco project. A third step filing associated with the new treatment facility is expected in the second half of 2022 following the completion of the new Treatment Plant that will address the new plant operating costs.

Texas

SJWTX, Inc. closed on the acquisition of Texas Country Water in January 2022. Overall, the company now serves more than 24,000 service connections between Austin and San Antonio and 3 of the 5 fastest growing counties in the United States (Comal, Hays and Kendall Counties).

Infrastructure Investment

SJW Group’s capital expenditures in the first quarter of 2022 was $43.7 million, or 20% of the $223 million annual capital budget. The budget is allocated across SJW Group’s utility operations as follows: California, $115.1 million, Connecticut, $61.4 million, Maine, $21.8 million and Texas, $24.5 million. The California allocation does not include capital spending related to the AMI application pending before the CPUC. SJW Group plans to invest more than $1.3 billion in capital over the next 5 years, to build and maintain its water and wastewater operations, subject to regulatory approvals.

Environmental and Social Initiatives

SJW Group has created an Environmental, Social and Governance (“ESG”) Council to drive governance and focus on Environmental and Social priorities around the goals and priorities identified in the company’s most recent Corporate Responsibility Report, which is available at www.sjwgroup.com. The ESG Council provides the framework for prioritization and reporting on delivery of projects, initiatives, and investments as related to ESG initiatives and will track our progress toward established ESG goals. Among SJW Group’s forward-looking ESG goals:
•50% reduction in Scope 1 and Scope 2 greenhouse gas emissions by 2030 from our 2019 baseline;
•Set and achieve diverse supplier spending targets in 2022 (21% diverse spend in 2021);
•Outperform national average for non-revenue water loss by at least 1%, and
•Bring solar energy to nine additional well and tank sites in 2022.

In addition to the ESG Council, the company drives its commitment to be a positive force for good in the communities it serves through its:
•Diversity, Equity and Inclusion Council (established in 2020);
•CEO Pledge - CEO Action for Diversity and Inclusion (signed in 2021), and a
•Dedicated board sustainability committee (created in 2018).

Institutional Shareholder Services’ (“ISS”) most recent review of the company’s ESG activities shows that among its U.S. water utility peers, SJW Group is tied for the leading overall social score, and tied for second in the overall environmental score. The company has the best overall governance score possible, and has been recognized with a Prime status by ISS ESG. Prime status is awarded to those companies with an ESG performance above the sector-specific PRIME threshold.

Dividend

The Directors of SJW Group today declared a quarterly dividend on common stock of $0.36 per share. The dividend is payable on June 1, 2022, to shareholders of record at the close of business on May 9, 2022. Dividends have been paid on SJW Group’s and its predecessor’s common stock for more than 78 consecutive years and the annual dividend amount has increased in each of the past 54 years.

2022 Earnings Guidance

Guidance for 2022 is based on settled or anticipated outcomes for rate cases and the SJWC Cost of Capital proceeding in California currently in process. It further assumes average weather conditions in Connecticut, Texas and Maine and revenue protections in California with no impact from water production mix.

The following is the company’s 2022 full-year guidance:
•Net income per diluted common share of $2.30 to $2.40; and
•Regulated infrastructure investments of approximately $223 million in 2022.

Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

Earnings Call Information

Eric W. Thornburg, president, chief executive officer and board chair, James P. Lynch, chief accounting officer, and Andrew F. Walters, chief financial officer, will review results for the quarter in a live webcast presentation at 10:00 a.m. PT, 1:00 p.m. ET on April 28, 2022.

Interested parties may access the webcast and related presentation materials at the website www.sjwgroup.com. An archive of the webcast will be available until July 27, 2022.

About SJW Group

SJW Group is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to about 1.5 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba Canyon Lake Water Service Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its shareholders. For more information about SJW Group, please visit www.sjwgroup.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology. These forward looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict.

These forward-looking statements involve a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures and other decisions; (2) changes in demand for water and other services; (3) the impact of the Coronavirus (“COVID-19”) pandemic on our business operation and financial results; (4) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (5) climate change and the effects thereof; (6) unexpected costs, charges or expenses; (7) our ability to successfully evaluate investments in new business and growth initiatives; (8) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (9) the risk of work stoppages, strikes and other labor-related actions; (10) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (11) changes in general economic, political, business and financial market conditions; (12) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (13) legislative and general market and economic developments. The risks, uncertainties and other factors may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Forward-looking statements are not guarantees of performance, and speak only as of the date made. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Group Contacts

James P. Lynch, 408-279-7966
Chief Accounting Officer

Andrew F. Walters, 408-279-7818
Chief Financial Officer

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended March 31,
	2022	2021
REVENUE	$124,302	114,785
OPERATING EXPENSE:
Production expenses:
Purchased water	19,217	15,645
Power	3,080	3,003
Groundwater extraction charges	13,928	15,545
Other production expenses	10,123	9,402
Total production expenses	46,348	43,595
Administrative and general	24,205	20,893
Maintenance	6,695	6,265
Property taxes and other non-income taxes	8,309	7,515
Depreciation and amortization	27,606	23,438
Gain on sale of nonutility properties	(5,450)	—
Total operating expense	107,713	101,706
OPERATING INCOME	16,589	13,079
OTHER (EXPENSE) INCOME:
Interest on long-term debt and other interest expense	(13,729)	(13,439)
Pension non-service cost	949	326
Other, net	995	1,754
Income before income taxes	4,804	1,720
Provision (benefit) for income taxes	1,067	(896)
NET INCOME	3,737	2,616
Other comprehensive (loss) income, net	(181)	38
COMPREHENSIVE INCOME	$3,556	2,654

EARNINGS PER SHARE:
Basic	$0.12	0.09
Diluted	$0.12	0.09
DIVIDENDS PER SHARE	$0.36	0.34
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	30,224	28,863
Diluted	30,336	28,990

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	March 31, 2022	December 31, 2021
ASSETS
Utility plant:
Land	$39,900	39,004
Depreciable plant and equipment	3,420,850	3,381,908
Construction in progress	180,961	176,427
Intangible assets	36,290	36,276
Total utility plant	3,678,001	3,633,615
Less accumulated depreciation and amortization	1,160,758	1,136,116
Net utility plant	2,517,243	2,497,499

Real estate investments and nonutility properties	57,673	57,632
Less accumulated depreciation and amortization	16,251	15,951
Net real estate investments and nonutility properties	41,422	41,681

CURRENT ASSETS:
Cash and cash equivalents:
Cash	17,487	10,908
Restricted cash	602	1,211
Accounts receivable	60,679	60,742
Accrued unbilled utility revenue	39,506	44,026
Current regulatory assets, net	4,370	2,629
Prepaid expenses	11,270	9,667
Other current assets	4,021	4,902
Total current assets	137,935	134,085

OTHER ASSETS:
Regulatory assets, net	147,566	151,992
Investments	15,866	15,784
Goodwill	640,311	640,471
Other	11,533	10,883
	815,276	819,130
	$3,511,876	3,492,395

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	March 31, 2022	December 31, 2021
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 30,237,145 on March 31, 2022 and 30,181,348 on December 31, 2021	$30	30
Additional paid-in capital	607,637	606,392
Retained earnings	421,095	428,260
Accumulated other comprehensive loss	(344)	(163)
Total stockholders’ equity	1,028,418	1,034,519
Long-term debt, less current portion	1,491,556	1,492,935
Total capitalization	2,519,974	2,527,454

CURRENT LIABILITIES:
Lines of credit	75,997	62,996
Current portion of long-term debt	38,919	39,106
Accrued groundwater extraction charges, purchased water and power	19,340	17,200
Accounts payable	28,367	30,391
Accrued interest	18,500	14,174
Accrued payroll	8,746	11,583
Other current liabilities	27,984	27,821
Total current liabilities	217,853	203,271

DEFERRED INCOME TAXES	203,186	200,451
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF CONSTRUCTION	454,930	447,172
POSTRETIREMENT BENEFIT PLANS	92,069	89,998
OTHER NONCURRENT LIABILITIES	23,864	24,049
COMMITMENTS AND CONTINGENCIES
	$3,511,876	3,492,395